Exhibit 10.1
November 18, 2008
James Gregory Ford
81 Buckingham Lane
Belle Mead, NJ 08502
Dear Greg:
I am very pleased to offer you the position of Vice President, Business Development with PolyMedix. In this capacity you will function in a leadership role, setting the strategic direction of and carrying out our business development and licensing activities. We look forward to your joining our senior management team.
The principle elements of your offer are as follows:
1.	Commencement Date: Your position will be effective as of December 1, 2008, or as otherwise may be mutually agreed.

2.	Duties and Responsibilities: You will be employed by PolyMedix (the “Company”) as our Vice President of Business Development. You will report to the President & C.E.O. This position is key to the future success of PolyMedix and you agree to use your best efforts to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.

3.	Stock Options: Subject to Stockholder and Board of Director’s approval, you will be granted four hundred thousand (400,000) incentive stock options for Common shares. These stock options will vest at 50% on your second anniversary date, and monthly over the next two years (years three and four). These shares will have an exercise price per Share equal to market value of our common stock on the date granted as determined by the Compensation Committee of the Board of Directors. You may be qualified for additional options during the time of your employment. These options are considered performance options and will be awarded and determined by the Board of Directors.

4.	Compensation: You will receive an initial annual salary of $260,000 per year. Within the first 90 days of employment, you and I will finalize measurable goals and objectives. You and I will review these goals and objectives on an on-going basis as necessary. Your compensation may be adjusted based on your performance and the Company’s performance, as may be determined and granted by the Compensation Committee and the Board of Directors.

Bonus: You will be eligible to receive a discretionary cash bonus. This bonus will be paid out dependant upon both your individual goal achievement and the performance of the Company, on the recommendation of the Compensation Committee and the approval of the Board of Directors. As with most executive positions there are many variables that may affect a potential bonus. PolyMedix may award bonus amounts, at its discretion, for accomplishments and achievements in lieu of or in addition to those stated below.

Your maximum potential cash bonus for calendar year 2009 will be up to 100% of your base salary amount, $260,000. Your ability to earn a potential bonus payment is contingent on your remaining employed with the Company on the payment date. The payment date for all bonus payments for executive management is anticipated to be in January 2010 for performance in the 2009 calendar year.
For 2009, your anticipated individual goal achievement and bonus eligibility will be based on the following criteria:
•	For cash revenues generated in 2009 in out-licensing deals which you served as the primary and lead negotiator and were essential to concluding, your target bonus for 2009 will be calculated as 1% of the cash revenues actually received by PolyMedix in 2009, comprised of up-front or milestone payments actually received in 2009. Amounts received by PolyMedix for investment in equity or other financial securities of the Company, payment for sponsored research or development activities, purchase of materials under a manufacturing or supply agreement, or royalties on product sales, shall not be eligible for calculation of this bonus amount.

•	For equity investments in PolyMedix made by corporate partners as part of a strategic investment or business opportunity which you which you served as the primary and lead negotiator and were essential to concluding, you will be eligible for a bonus payment based on the investments actually received in 2009.

•	For in-license in 2009 of a marketed or clinical stage Low Molecular Weight Heparin (LMWH product) which you served as the primary and lead negotiator and were essential to concluding, you will be eligible for a 35% bonus payment. You will also be eligible for a bonus payment for in-license of any other clinical stage product, the specific amount to be determined depending on the product.
All licensing deals are subject to the approval of the C.E.O. and the Board of Directors. Your role in all licensing deals and eligibility for bonus payment(s) is subject to the determination, review, and approval of the President & C.E.O. and the Board of Directors.
5.	Relocation: To assist you with your relocation PolyMedix will make available to you a one-time payment in the gross amount of $40,000. You may choose to accept this relocation payment at your discretion any time within the first 12 months of your employment. If you choose to accept this relocation payment you must then subsequently complete your relocation within 12 months of your accepting this payment. You will be responsible for any and all income and other taxes that may be applicable to or payable on this relocation amount. PolyMedix will suggest a relocation company to you to help manage your relocation; however, you are not required to use the services of this company. If you should voluntarily resign your employment with PolyMedix within 24 months of accepting this relocation payment, or if you are terminated for Cause, you agree to repay to PolyMedix the full amount of this sign-on relocation bonus within 20 days of the termination of your employment.

6.	Benefits: You will be eligible to participate in our employee benefits program; which currently includes: medical, dental, prescription, retirement, short term disability, long term disability benefits and any other benefits that the company implements for similarly situated positions.

7.	Time Off: PolyMedix currently recognizes twelve (12) annual paid holidays including New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day following Thanksgiving Day, Christmas Day and three (3) floating days per year to be used at your discretion. In addition, beginning January 1, 2009 PolyMedix will permit you to use up to twenty (20) annual discretionary days of paid vacation. Vacation days will accrue upon commencement of employment (at a rate of 1.66 days per month). PolyMedix reserves the right to request deferral of discretionary vacation time within the annual period to meet business demands of the Company. Vacation days must be used in the calendar year in which they are accrued and may not be carried over from year to year. Vacation days have no monetary value and are not payable upon separation from the Company. PolyMedix reserves the right to change this vacation policy at any time.

8.	Separation: You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. If your employment should be involuntarily terminated by the Company for a reason other than “Cause”, or insolvency or bankruptcy of the Company (“Qualified Termination”), you will be entitled to severance benefits consisting of: (a) continuation of your base salary for one (1) year; (b) the Company will pay the cost of your COBRA premiums for up to twelve (12) months after such termination; and (c) under the provisions of the Company’s Equity Compensation Plan and the Change of Control Provisions, all of your unvested stock options would fully vest; provided, however, that the severance benefits set forth in subparagraphs (a), (b), and (c) above are contingent on your execution and non-revocation of a General Release Agreement in a form acceptable to the Company, attached below. These severance benefits are not payable in the event of bankruptcy or insolvency of the Company, or if you would be entitled to severance benefits under a Change of Control Agreement. If a Qualified Termination occurs within 24 months of commencement of your employment, 200,000 options for shares of your initial grant of 400,000 options shall vest; and if such Qualified Termination occurs after 24 months of commencement of your employment, the full 400,000 options for shares of your initial grant of 400,000 options shall vest, in either case such acceleration of vesting shall supersede the vesting schedule provided in (3) above. Your right to such payments, vesting and/or grants and benefits pursuant to the preceding sentences shall be conditional upon your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company.

“Cause” means your (a) failure, refusal, or neglect to timely perform any reasonable and lawful duty of your position or the lawful directives of the President & Chief Executive Officer; (b) commission of an act that constitutes misconduct, including fraud, and is injurious to the Company (c) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, the Company ; (e) commission of an act of dishonesty in connection with your responsibilities as an employee and affecting the business or affairs of the Company; (f) breach of this Letter Agreement, any confidentiality, proprietary information or other agreement between you and the Company or any subsidiary; or (g) you commit an act involving moral turpitude, dishonesty, fraud or breach of the Company’s Code of Professional Ethics or Operating Guidelines, attached to this letter, in the course of your employment with the Company.
In the event of a Change in Control, where another entity acquires ownership or control of more than 50% of PolyMedix equity, and your employment is subsequently involuntarily terminated for other than Cause, the Company’s Equity Compensation Plan provides for acceleration and full vesting of all unvested stock options.
9.	Confidential Information: You acknowledge and agree that confidential information, obtained by you while employed by the Company, or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). You agree to sign and abide by Confidentiality and Inventorship, Securities Trading Policy, Trading Lock-up, and Code of Ethics and Business Conduct agreements as will be required by the Company. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

10.	Future Cooperation: You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of or relating to events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative, or other body or agency. You will be reimbursed for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance as permitted by law.

11.	Withholding: The Company shall have the right to withhold from any amount payable to you, hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.
12.	Governing Law: The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

13.	Waiver: This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

14.	Assignment: This Letter Agreement is personal to you. You shall not assign this Letter of Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any successor to its business.

15.	Dispute Resolution: To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving your employment or this Letter Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, and any other federal, state or local laws, rules or regulations, will be resolved by binding arbitration before the American Arbitration Association., JAMS/ENDISPUTE, or any other similar association mutually agreed to by the Company and you Any such arbitration shall be held in Philadelphia or other mutually agreeable location. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, shall be paid in accordance with the applicable rules of arbitration regarding employment disputes. Each party shall bear its own witness expenses and attorneys’ fees.

16.	Survival: Notwithstanding anything contained herein to the contrary, the provisions of paragraphs 9, 11 and 14 shall survive termination of your employment with the Company and its affiliates.

17.	Entire Agreement; No Conflicts: This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

18.	Counterparts: This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter. This offer will be valid until and a signed copy of this letter must be returned by Friday November 21, 2008.
Greg, I am looking forward to working together with you to make PolyMedix a tremendous success.
Sincerely yours,
/s/ Nicholas Landekic
Nicholas Landekic
President & C.E.O.
AGREED TO AND ACCEPTED BY:

/s/ James Gregory Ford	Date:	November 18, 2008

James Gregory Ford